Exhibit 99.1

First National Corporation Reports Fourth Quarter and Annual 2024 Financial Results

STRASBURG, Va., February 6, 2025 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported an unaudited consolidated net loss of $933 thousand and basic and diluted loss per common share of $0.10 for the fourth quarter of 2024, and adjusted operating earnings(1) of $6.0 million and adjusted operating basic and diluted earnings(1) per common share of $0.66 for the fourth quarter of 2024.

For the year ended December 31, 2024, the Company reported unaudited consolidated earnings of $7.0 million and basic and diluted earnings per common share of $1.00 and adjusted operating earnings(1) of $14.6 million and adjusted basic and diluted earnings per common share(1) of $2.10 for the year ended December 31, 2024.

“2024 was a transformational year for First National as we consummated our largest acquisition to date and resulting partnership with Touchstone Bankshares. Our results for the quarter reflected solid operating metrics adjusting for merger costs, and is the first quarter to include the combined financial results of First National and Touchstone,” said Scott Harvard, President and Chief Executive Officer of First National. “I am proud of all the work from our teammates to get us to this point. We are completing system conversions in several weeks which will allow us to operate as one bank across our footprint. We believe the fourth quarter financial operating performance is indicative of the benefits of the acquisition and look forward to fully completing the integration of our two companies."

FOURTH QUARTER HIGHLIGHTS

●	Completed acquisition of Touchstone Bankshares, Inc. on October 1
●	Total assets of $2.0 billion with 33 branch offices
●	Net interest margin increased 40 basis points to 3.83%
●	Noninterest bearing deposits comprised 29% of total deposits
●	Efficiency ratio of 63.97%(1)

Merger with Touchstone Bankshares, Inc. (“Touchstone”)

On October 1, 2024, the Company completed its acquisition of Touchstone. Touchstone’s results of operations are included in the Company’s consolidated results since the date of acquisition, and, therefore, the Company’s fourth quarter and full year 2024 results reflect increased levels of average balances, net interest income, and expense compared to its prior quarter and full year 2023 results. After purchase accounting fair value adjustments, the acquisition added $664.3 million of total assets, including $479.3 million of loans held for investment (“LHFI”), and $614.6 million of total liabilities, including $555.4 million in total deposits. The Company recorded a preliminary bargain purchase gain of $2.9 million during the quarter associated with the acquisition.

In connection with the acquisition, the Company recorded an allowance for credit losses on acquired loans that experienced a more than insignificant amount of credit deterioration since origination (“PCD” loans) of $385 thousand. In addition, the Company recorded a provision for credit losses of $3.8 million on non-PCD loans and $100 thousand provision on unfunded commitments for the fourth quarter of 2024.

The Company incurred pre-tax merger costs of approximately $7.3 million during the fourth quarter of 2024 related to the Touchstone acquisition.

NET INTEREST INCOME

For the fourth quarter of 2024, net interest income was $18.4 million, an increase of $6.6 million from $11.7 million in the third quarter of 2024. The increases in net interest income was primarily the result of a $545.3 million increase in average interest earning assets, partially offset by a $415.0 million increase in average interest bearing liabilities, in each case primarily related to the acquisition of Touchstone. For the fourth quarter of 2024, the Company’s net interest margin increased 40 basis points to 3.83% primarily due to the impacts associated with the Touchstone acquisition. Earning asset yields for the fourth quarter of 2024 increased 22 basis points to 5.30% compared to the third quarter of 2024, and the cost of funds decreased by 21 basis points to 1.51%, due to changes in deposit mix following the acquisition of Touchstone and federal funds rate cuts in late 2024.

The Company’s net interest margin (FTE)(1) for the fourth quarter of 2024 includes the impact of acquisition accounting fair value adjustments. Net accretion income related to acquisition accounting was $408 thousand, or a nine basis point incremental increase to the net interest margin for the fourth quarter ended December 31, 2024, and none for the comparative prior quarter and same quarter in 2023, respectively, due to the Touchstone acquisition.

NONINTEREST INCOME

Noninterest income increased $3.4 million to $6.4 million for the fourth quarter of 2024 from $3.2 million in the prior quarter, primarily driven by $2.9 million of pre-tax bargain purchase gain and other increases in noninterest income associated with the full quarter impact of the Touchstone acquisition that closed on October 1, 2024.

NONINTEREST EXPENSE

Noninterest expense increased $11.5 million to $21.9 million for the fourth quarter of 2024 from $10.5 million in the prior quarter, primarily driven by a $7.3 million increase in pre-tax merger-related expenses, as well as other increases in noninterest expense due to the full quarter impact of the Touchstone acquisition. The full quarter impact of Touchstone and related merger expenses drove the majority of the $4.5 million increase in salaries and benefits, the $3.9 million increase in data processing, and the $351 thousand increase in occupancy expenses compared to the prior quarter. In addition, legal and professional services increased $618 thousand, primarily due to fees associated with the merger.

Adjusted operating noninterest expense, which excludes merger-related costs ($219 thousand in the third quarter and $7.3 million in the fourth quarter) and amortization of intangible assets ($4 thousand in the third quarter and $448 thousand in the fourth quarter), increased $3.9 million to $14.2 million for the fourth quarter of 2024 from $10.2 million in the prior quarter, primarily due to the impact of the Touchstone acquisition.

ASSET QUALITY

Overview

Loans past due greater than 30 days and still accruing interest as a percentage of total loans amounted to 0.24% on December 31, 2024, compared to 0.24% on September 30, 2024, and 0.31% on December 31, 2023. Of the total past due loans still accruing interest, $365 thousand were past due 90 days or more on December 31, 2024, compared to $0 on September 30, 2024, and $524 thousand on December 31, 2023. Management classifies non-performing assets ("NPAs") as non-accrual loans and OREO. Nonperforming assets (“NPAs”) as a percentage of total assets decreased to 0.35% on December 31, 2024, compared to 0.41% on September 30, 2024, and 0.48% one year ago on December 31, 2023. The decrease in the NPA ratio was primarily due to the effects of the Touchstone acquisition, which added LHFI of $479.3 million acquired in the transaction. Net charge-offs totaled $1.3 million in the fourth quarter of 2024, compared to net charge-offs of $1.6 million in the third quarter of 2024, and net charge-offs of $2.7 million in the fourth quarter of 2023. The net charge-offs for the fourth quarter of 2024 included $883 thousand of commercial and industrial loans, with $774 thousand of that specific to our pool of loans originated to health care professionals through a third-party lender. The allowance for credit losses on loans totaled $16.4 million, or 1.12% of total loans on December 31, 2024, compared to $12.7 million, or 1.28% of total loans on September 30, 2024, and $12.0 million, or 1.24% of total loans on December 31, 2023.

Nonperforming Assets

NPAs increased to $7.1 million on December 31, 2024, compared to $6.0 million on September 30, 2024, and $6.8 million on December 31, 2023, which represented 0.35%, 0.41%, and 0.48% of total assets, respectively. The increase in NPAs during the fourth quarter of 2024 resulted from the acquisition of Touchstone’s portfolio, including $1 million of additional non-accrual loans.

Past Due Loans

Loans past due 30-89 days and still accruing interest increased to $3.1 million, or 0.21% of total loans on December 31, 2024, compared to $2.4 million, or 0.24% of total loans on September 30, 2024, and $2.5 million, or 0.26%, of total loans on December 31, 2023. Loans past due over 90 days or more and still accruing interest on December 31, 2024, increased to $365 thousand, compared to $0 on September 30, 2024, and $524 thousand on December 31, 2023.

Allowance for Credit Losses on Loans

For the fourth quarter of 2024, the Company recorded a provision for credit losses of $4.8 million, compared to a provision for credit losses of $1.7 million in the prior quarter, and a provision for credit losses of $6.0 million in the fourth quarter of 2023. Included in the provision for credit losses for the fourth quarter of 2024 was a $3.8 million initial provision expense on non-PCD loans and $100 thousand on unfunded commitments, each acquired from Touchstone. As compared to the prior quarter, the decrease in provision for credit losses, outside of the initial provision expense recorded on non-PCD loans and unfunded commitments acquired from Touchstone, primarily reflects the impact of lower net charge-offs in the fourth quarter of 2024 and lower outstanding legacy loan balances. As compared to the same period in the prior year, the decrease in provision for credit losses, outside of the initial provision expense recorded on non-PCD loans and unfunded commitments acquired from Touchstone, is primarily due to higher reserves booked during the fourth quarter of 2023 due to qualitative factor adjustments related to the commercial and industrial loan pool, as well as specific reserves from identified individually evaluated loans.

BALANCE SHEET

At December 31, 2024, the Company’s consolidated balance sheet includes the impact of the Touchstone acquisition, which closed October 1, 2024, as discussed above. ASC 805, Business Combinations, allows for a measurement period of 12 months beyond the acquisition date to finalize the fair value measurements of the acquired Company’s net assets as additional information not existing as of the acquisition date becomes available. Any future measurement period adjustments will be recorded through an adjustment to the bargain purchase gain upon identification. Below is a summary of the related impact of the acquisition on the Company's consolidated balance sheet as of the acquisition date.

●	The fair value of assets acquired totaled $664.3 million and included total loans of $479.3 million with an initial loan discount of $13.5 million.
●	The fair value of the liabilities assumed totaled $614.6 million and included total deposits of $555.4 million with an initial deposit mark related to time deposits of $1.1 million.
●	Core deposit intangibles and other intangibles acquired totaled $15.6 million.
●	No goodwill was recorded in the transaction, and the preliminary bargain purchase gain (included in other income) totaled $2.9 million.

At December 31, 2024, total assets were $2.0 billion, an increase of $559.6 million or 38.6% from September 30, 2024 and $591.0 million or approximately 41.6% from December 31, 2023. The increases in total assets from the prior quarter and prior year were primarily driven by growth in loans held for investment (LHFI) (net of deferred fees and costs) and the securities portfolio, primarily due to the Touchstone acquisition.

At December 31, 2024, LHFI net of allowance totaled $1.5 billion, an increase of $468.6 million from $982.0 million at September 30, 2024, and an increase of $493.1 million or 51.5% from December 31, 2023. LHFI increased from the prior quarter and prior year primarily due to the Touchstone acquisition, as well as organic loan growth compared to prior year.

At December 31, 2024, total investments were $277.3 million, an increase of $7.8 million from September 30, 2024, and a decrease of $25.9 million or 8.5% from December 31, 2023. Available for sale (AFS) securities totaled $163.8 million at December 31, 2024 and $146.0 million at September 30, 2024 and $152.9 million at December 31, 2023. The increases compared to the prior quarter and prior year were primarily due to the acquisition of Touchstone. Total net unrealized losses on the AFS securities portfolio were $22.1 million at December 31, 2024, compared to $17.2 million at September 30, 2024, and $20.6 million at December 31, 2023. Held to maturity securities are carried at cost and totaled $109.7 million at December 31, 2024, $121.4 million at September 30, 2024, and $148.2 million at December 31, 2023.

At December 31, 2024, total deposits were $1.80 billion, an increase of $550.5 million from the prior quarter, and an increase of $570.1 million or 46.2% from December 31, 2023. The increases in deposit balances from the prior quarter and prior year are primarily due to increases in interest bearing customer deposits and demand deposits, primarily related to the addition of the Touchstone acquired deposits.

Other borrowings decreased $50.0 million during the fourth quarter as the Bank repaid borrowed funds from the Federal Reserve Bank through their Bank Term Funding Program.

Shareholders’ equity totaled $166.5 million on December 31, 2024, which was an increase of $41.4 million from September 30, 2024. The increase in total shareholders’ equity was primarily attributable to the issuance of 2.67 million shares associated with the Touchstone acquisition. The Company declared and paid cash dividends of $0.155 per common share during the fourth quarter of 2024, up from $0.15 paid during the first three quarterly periods of 2024.

The following table provides capital ratios at the periods ended:

	Dec 31, 2024	Sept 30, 2024	Dec 31, 2023
Total capital ratio (2)	12.35%	14.29%	14.13%
Tier 1 capital ratio (2)	11.19%	13.04%	12.88%
Common equity Tier 1 capital ratio (2)	11.19%	13.04%	12.88%
Leverage ratio (2)	7.95%	9.23%	9.17%
Common equity to total assets (3)	8.29%	8.62%	8.23%
Tangible common equity to tangible assets (1) (3)	7.46%	8.43%	8.03%

(1) These are financial measures not calculated in accordance with generally accepted accounting principles ("GAAP"). For a reconciliation of these non-GAAP financial measures, see the "Non-GAAP Reconciliation" sections of the Performance Summary tables included in this release.

(2) All ratios at December 31, 2024 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

(3) Capital ratios presented are for First National Corporation.

NON-GAAP FINANCIAL MEASURES

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. The non-GAAP financial measures presented in this document include adjusted operating net income, adjusted basic and diluted earnings (loss) per share, adjusted return on average assets, adjusted return on average equity, pre-provision pre-tax earnings, adjusted pre-provision pre-tax earnings, fully taxable equivalent interest income, the net interest margin, the efficiency ratio, tangible book value per share, and tangible common equity to tangible assets.

The Company believes certain non-GAAP financial measures enhance the understanding of its business and performance. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is included at the end of this release.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and thirty-three bank branch office locations located throughout the Shenandoah Valley, the south-central regions of Virginia, the Roanoke Valley, the Richmond MSA, and in northern North Carolina. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which owns an interest in an entity that provides title insurance services.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expression. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties. For details on factors that could affect expectations, future events, or results, see the risk factors and other cautionary language included in First National’s Annual Report on Form 10-K for the year ended December 31, 2023, and most recent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (the “SEC”).

Additional risks and uncertainties may include, but are not limited to: (1) the risk that the cost savings and any revenue synergies from the Touchstone merger may not be realized or take longer than anticipated to be realized, including due to the state of the economy or other competitive factors in the areas in which the parties operate, (2) disruption from the merger of customer, supplier, employee or other business partner relationships, including diversion of management's attention from ongoing business operations and opportunities due to the merger, (3) the possibility that the costs, fees, expenses and charges related to the merger may be greater than anticipated, (4) reputational risk and the reaction of each of the parties’ customers, suppliers, employees or other business partners to the merger, (5) the risks relating to the integration of Touchstone’s operations into the operations of First National, including the risk that such integration will be materially delayed or will be more costly or difficult than expected, (6) the risk of expansion into new geographic or product markets, (7) the dilution caused by First National’s issuance of additional shares of its common stock in the merger, and (8) general competitive, economic, political and market conditions. All subsequent written and oral forward-looking statements concerning First National or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. First National does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONTACTS

Scott C. Harvard	Bruce E. Thomas
President and CEO	Senior Vice President and Interim CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	bthomas@fbvirginia.com

FIRST NATIONAL CORPORATION

Performance Summary

(in thousands, except share and per share data)

(unaudited)
	For the Three Months Ended			For the Year Ended
	Dec 31, 2024	Sept 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Income Statement
Interest and dividend income
Interest and fees on loans	$21,516	$14,479	$13,255	$63,483	$49,293
Interest on deposits in banks	2,085	1,538	368	6,490	1,809
Interest on federal funds sold	189	—	—	189	—
Interest on securities
Taxable interest on securities	1,284	1,091	1,318	4,733	5,286
Tax-exempt interest on securities	308	303	303	1,222	1,220
Dividends	104	33	30	202	111
Total interest and dividend income	$25,486	$17,444	$15,274	$76,319	$57,719
Interest expense
Interest on deposits	$6,415	$4,958	$4,232	$20,964	$13,660
Interest on federal funds purchased	1	—	1	1	1
Interest on subordinated debt	396	69	70	603	277
Interest on junior subordinated debt	68	68	68	270	271
Interest on other borrowings	247	600	94	2,029	97
Total interest expense	$7,127	$5,695	$4,465	$23,867	$14,306
Net interest income	$18,359	$11,749	$10,809	$52,452	$43,413
Provision for credit losses	4,750	1,700	5,950	7,850	6,150
Net interest income after provision for credit losses	$13,609	$10,049	$4,859	$44,602	$37,263
Noninterest income
Service charges on deposit accounts	$1,181	$675	$718	$3,122	$2,780
ATM and check card fees	792	934	825	3,305	3,449
Wealth management fees	903	952	784	3,617	3,120
Fees for other customer services	317	276	232	966	770
Brokered mortgage fees	90	92	46	252	119
Income from bank owned life insurance	264	191	168	755	627
Net gains (losses) on securities available for sale	(154)	39	—	(115)	—
Gain on sale of other investment	—	—	186	—	186
Net gains on disposal of premises and equipment	—	—	—	—	47
Bargain purchase gain	2,920	—	—	2,920	—
Other operating income	131	44	110	1,558	686
Total noninterest income	$6,444	$3,203	$3,069	$16,380	$11,784
Noninterest expense
Salaries and employee benefits	$10,439	$5,927	$4,999	$28,076	$21,039
Occupancy	936	585	568	2,604	2,154
Equipment	1,123	726	621	3,131	2,377
Marketing	371	262	190	1,101	910
Supplies	264	123	153	618	576
Legal and professional fees	1,214	596	443	3,386	1,647
ATM and check card expense	385	394	313	1,508	1,578
FDIC assessment	285	195	154	860	633
Bank franchise tax	262	262	262	1,047	1,040
Data processing expense	4,142	290	327	4,841	1,047
Amortization expense	448	4	4	461	18
Other real estate owned expense (income), net	5	10	2	15	(199)
Net losses on disposal of premises and equipment	(4)	2	—	47	—
Other operating expense	2,059	1,083	1,064	5,239	4,422
Total noninterest expense	$21,929	$10,459	$9,100	$52,934	$37,242
Income (loss) before income taxes	$(1,876)	$2,793	$(1,172)	$8,048	$11,805
Income tax expense (benefit)	(943)	545	(321)	1,082	2,181
Net income (loss)	$(933)	$2,248	$(851)	$6,966	$9,624

FIRST NATIONAL CORPORATION

Performance Summary

(in thousands, except share and per share data)

(unaudited)
	As of or For the Three Months Ended			As of or For the Year Ended
	Dec 31, 2024	Sept 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Common Share and Per Common Share Data
Earnings (loss) per common share, basic	$(0.10)	$0.36	$(0.14)	$1.00	$1.54
Adjusted earnings (loss) per common share, basic (1)	$0.66	0.39	(0.14)	$2.10	$1.54
Weighted average shares, basic	8,971,649	6,287,997	6,261,500	6,955,592	6,265,394
Earnings (loss) per common share, diluted	$(0.10)	$0.36	$(0.14)	$1.00	$1.53
Adjusted earnings (loss) per common share, diluted (1)	$0.66	0.39	(0.14)	$2.10	$1.53
Weighted average shares, diluted	8,994,315	6,303,282	6,282,815	6,971,089	6,279,106
Shares outstanding at period end	8,974,102	6,296,705	6,263,102	8,974,102	6,263,102
Tangible book value per share at period end (1)	$16.55	$19.37	$18.06	$16.55	$18.06
Cash dividends	$0.155	$0.150	$0.150	$0.605	$0.600

Key Performance Ratios
Return on average assets	(0.18%)	0.62%	(0.25%)	0.44%	0.71%
Adjusted return on average assets (1)	1.15%	0.67%	(0.25%)	0.92%	0.71%
Return on average equity	(2.35%)	7.28%	(2.97%)	5.33%	8.59%
Adjusted return on average equity (1)	15.01%	7.93%	(2.97%)	11.19%	8.59%
Net interest margin (1)	3.83%	3.43%	3.35%	3.51%	3.41%
Efficiency ratio (1)	63.97%	68.13%	66.26%	66.73%	67.69%

Average Balances
Average assets	$2,051,578	$1,449,185	$1,372,365	$1,597,150	$1,363,339
Average earning assets	1,919,864	1,374,566	1,290,231	1,504,946	1,280,980
Average shareholders’ equity	157,844	122,802	113,614	130,715	112,083

Asset Quality
Loan charge-offs	$1,432	$1,667	$2,765	$4,033	$3,993
Loan recoveries	98	95	92	283	418
Net charge-offs	1,334	1,572	2,673	3,750	3,575
Non-accrual loans	7,058	5,929	6,763	7,058	6,763
Other real estate owned, net	53	56	—	53	—
Nonperforming assets (5)	7,111	5,985	6,763	7,111	6,763
Loans 30 to 89 days past due, accruing	3,085	2,358	2,484	3,085	2,484
Loans over 90 days past due, accruing	365	—	524	365	524
Special mention loans	7,043	516	—	7,043	—
Substandard loans, accruing	2,030	1,713	287	2,030	287

Capital Ratios (2)
Total capital	$181,449	$148,477	$142,333	$181,449	$142,333
Tier 1 capital	164,454	135,490	129,840	164,454	129,840
Common equity Tier 1 capital	164,454	135,490	129,840	164,454	129,840
Total capital to risk-weighted assets	12.35%	14.29%	14.05%	12.35%	14.05%
Tier 1 capital to risk-weighted assets	11.19%	13.04%	12.82%	11.19%	12.82%
Common equity Tier 1 capital to risk-weighted assets	11.19%	13.04%	12.82%	11.19%	12.82%
Leverage ratio	7.95%	9.23%	9.31%	7.95%	9.31%

FIRST NATIONAL CORPORATION

Performance Summary

(in thousands, except share and per share data)

(unaudited)
	For the Period Ended
	Dec 31, 2024	Sept 30, 2024	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023
Balance Sheet
Cash and due from banks	$24,916	$18,197	$16,729	$14,476	$17,194
Interest-bearing deposits in banks	137,958	108,319	118,906	124,232	69,967
Cash and cash equivalents	$162,874	$126,516	$135,635	$138,708	$87,161
Securities available for sale, at fair value	163,847	146,013	144,816	147,675	152,857
Securities held to maturity, at amortized cost (net of allowance for credit losses)	109,741	121,425	123,497	125,825	148,244
Restricted securities, at cost	3,741	2,112	2,112	2,112	2,078
Loans, net of allowance for credit losses	1,450,604	982,016	977,423	960,371	957,456
Other real estate owned, net	53	56	—	—	—
Premises and equipment, net	34,824	22,960	22,205	21,993	22,142
Accrued interest receivable	6,020	4,794	4,916	4,978	4,655
Bank owned life insurance	37,873	24,992	24,802	24,652	24,902
Goodwill	3,030	3,030	3,030	3,030	3,030
Core deposit intangibles, net	14,986	104	108	113	117
Other assets	22,688	16,698	18,984	17,738	16,653
Total assets	$2,010,281	$1,450,716	$1,457,528	$1,447,195	$1,419,295

Noninterest-bearing demand deposits	$520,153	$383,400	$397,770	$384,092	$379,208
Savings and interest-bearing demand deposits	924,880	663,925	665,208	677,458	662,169
Time deposits	358,745	205,930	202,818	197,587	192,349
Total deposits	$1,803,778	$1,253,255	$1,265,796	$1,259,137	$1,233,726
Other borrowings	—	50,000	50,000	50,000	50,000
Subordinated debt, net	21,176	4,999	4,998	4,998	4,997
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	9,517	8,068	7,564	5,965	5,022
Total liabilities	$1,843,750	$1,325,601	$1,337,637	$1,329,379	$1,303,024

Preferred stock	$—	$—	$—	$—	$—
Common stock	11,218	7,871	7,851	7,847	7,829
Surplus	77,058	33,409	33,116	33,021	32,950
Retained earnings	96,947	99,270	97,966	96,465	94,198
Accumulated other comprehensive (loss), net	(18,692)	(15,435)	(19,042)	(19,517)	(18,706)
Total shareholders’ equity	$166,531	$125,115	$119,891	$117,816	$116,271
Total liabilities and shareholders’ equity	$2,010,281	$1,450,716	$1,457,528	$1,447,195	$1,419,295

Loan Data
Mortgage real estate loans:
Construction and land development	$84,480	$61,446	$60,919	$53,364	$52,680
Secured by farmland	14,133	9,099	8,911	9,079	9,154
Secured by 1-4 family residential	547,576	351,004	346,976	347,014	344,369
Other real estate loans	658,029	440,648	440,857	436,006	438,118
Loans to farmers (except those secured by real estate)	940	633	349	332	455
Commercial and industrial loans (except those secured by real estate)	140,393	114,190	115,951	113,230	112,619
Consumer installment loans	7,582	5,396	5,068	4,808	4,753
Deposit overdrafts	450	253	365	251	222
All other loans	13,421	12,051	10,580	8,890	7,060
Total loans	$1,467,004	$994,720	$989,976	$972,974	$969,430
Allowance for credit losses	(16,400)	(12,704)	(12,553)	(12,603)	(11,974)
Loans, net	$1,450,604	$982,016	$977,423	$960,371	$957,456

FIRST NATIONAL CORPORATION

Non-GAAP Reconciliation

(in thousands, except share and per share data)

(unaudited)
	For the Three Months Ended			For the Year Ended
	Dec 31, 2024	Sept 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Operating Net Income
Net income (GAAP)	$(933)	$2,248	$(851)	$6,966	$9,624
Add: Merger-related expenses	7,316	219	—	8,107	—
Add: Day 2 Non-PCD Provision	3,931	—	—	3,931	—
Subtract: Bargain purchase gain	(2,920)	—	—	(2,920)	—
Subtract: Tax effect of adjustment (4)	(1,439)	(19)	—	(1,463)	—
Adjusted operating net income (non-GAAP)	$5,955	$2,448	$(851)	$14,621	$9,624

Adjusted Earnings Per Share, Basic
Weighted average shares, basic	8,971,649	6,287,997	6,261,500	6,955,592	6,265,394
Basic earnings (loss) per share (GAAP)	$(0.10)	$0.36	$(0.14)	$1.00	$1.54
Adjusted earnings (loss) per share, basic (non-GAAP)	$0.66	$0.39	$(0.14)	$2.10	$1.54

Adjusted Earnings Per Share, Diluted
Weighted average shares, diluted	8,994,315	6,303,282	6,282,815	6,971,089	6,279,106
Diluted earnings (loss) per share (GAAP)	$(0.10)	$0.36	$(0.14)	$1.00	$1.53
Adjusted diluted earnings (loss) per share (non-GAAP)	$0.66	$0.39	$(0.14)	$2.10	$1.53

Adjusted Pre-Provision, Pre-Tax Earnings
Net interest income	$18,359	$11,749	$10,809	$52,452	$43,413
Total noninterest income	6,444	3,203	3,069	16,380	11,784
Net revenue	$24,803	$14,952	$13,878	$68,832	$55,197
Total noninterest expense	21,929	10,459	9,100	52,934	37,242
Pre-provision, pre-tax earnings	$2,874	$4,493	$4,778	$15,898	$17,955
Add: Merger expenses	7,316	219	—	8,107	—
Add: Day 2 Non-PCD Provision	3,931	—	—	3,931	—
Subtract: Bargain purchase gain	(2,920)	—	—	(2,920)	—
Adjusted pre-provision, pre-tax, earnings	$7,270	$4,712	$4,778	$21,085	$17,955

Adjusted Performance Ratios
Average assets	$2,051,578	$1,449,185	$1,372,365	$1,597,150	$1,363,339
Return on average assets (GAAP)	(0.18%)	0.62%	(0.25%)	0.44%	0.71%
Adjusted return on average assets (non-GAAP)	1.15%	0.67%	(0.25%)	0.92%	0.71%

Average shareholders’ equity	$157,844	$122,802	113,614	$130,715	$112,083
Return on average equity (GAAP)	(2.35%)	7.28%	(2.97%)	5.33%	8.59%
Adjusted return on average equity (non-GAAP)	15.01%	7.93%	(2.97%)	11.19%	8.59%

Pre-provision, pre-tax return on average assets (non-GAAP)	0.56%	1.24%	1.39%	1.00%	1.32%
Adjusted pre-provision, pre-tax return on average assets (non-GAAP)	1.42%	1.30%	1.39%	1.32%	1.32%

Net Interest Margin
Tax-equivalent net interest income	$18,461	$11,842	$10,889	$52,821	$43,738
Average earning assets	1,919,864	1,374,566	1,290,231	1,504,946	1,280,980
Net interest margin (non-GAAP)	3.83%	3.43%	3.35%	3.51%	3.41%

(unaudited)
	For the Three Months Ended			For the Year Ended
	Dec 31, 2024	Sept 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Efficiency Ratio
Total noninterest expense (GAAP)	$21,929	$10,459	$9,100	$52,934	$37,242
Add: other real estate owned income, net	(5)	(10)	(2)	(15)	199
Subtract: amortization of intangibles	(448)	(4)	(4)	(461)	(18)
Subtract: loss on disposal of premises and equipment, net	3	(2)	—	(47)	—
Subtract: merger expenses	(7,316)	(219)	—	(8,107)	—
Adjusted non-interest expense (non-GAAP)	$14,163	$10,224	$9,094	$44,304	$37,423
Tax-equivalent net interest income (non-GAAP)	$18,461	$11,842	$10,889	$52,821	$43,738
Total noninterest income (GAAP)	6,444	3,203	3,069	16,380	11,784
(Gain) loss on disposal of premises and equipment	—	—	(47)	—	(47)
Gain on sale of other investment	—	—	(186)	—	(186)
Bargain purchase gain	(2,920)	—	—	(2,920)	—
Securities losses (gains), net	154	(39)	—	115	—
Adjusted income for efficiency ratio (non-GAAP)	$22,139	$15,006	$13,725	$66,396	$55,289

Efficiency ratio (non-GAAP)	63.97%	68.13%	66.26%	66.73%	67.69%

FIRST NATIONAL CORPORATION

Non-GAAP Reconciliation

(in thousands, except share and per share data)

(unaudited)
	For the Three Months Ended			For the Year Ended
	Dec 31, 2024	Sept 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$21,516	$14,479	$13,255	$63,483	$49,293
Interest income – investments and other	3,970	2,965	2,019	12,836	8,426
Interest expense – deposits	(6,415)	(4,958)	(4,232)	(20,964)	(13,660)
Interest expense – federal funds purchased	(1)	-	-	(1)	-
Interest expense – subordinated debt	(396)	(69)	(70)	(603)	(277)
Interest expense – junior subordinated debt	(68)	(68)	(68)	(270)	(271)
Interest expense – other borrowings	(247)	(600)	(95)	(2,029)	(98)
Net interest income	$18,359	$11,749	$10,809	$52,452	$43,413
Non-GAAP measures:
Add: Tax benefit realized on non-taxable interest income – loans (4)	$18	$13	$—	$43	$—
Add: Tax benefit realized on non-taxable interest income – municipal securities (4)	84	80	80	326	325
Tax benefit realized on non-taxable interest income	$102	$93	$80	$369	$325
Tax-equivalent net interest income	$18,461	$11,842	$10,889	$52,821	$43,738

Tangible Common Equity and Tangible Assets
Total assets (GAAP)	$2,010,281	$1,450,716	$1,419,295	$2,010,281	$1,419,295
Subtract: goodwill	(3,030)	(3,030)	(3,030)	(3,030)	(3,030)
Subtract: core deposit intangibles, net	(14,986)	(104)	(117)	(14,986)	(117)
Tangible assets (Non-GAAP)	$1,992,265	$1,447,582	$1,416,148	$1,992,265	$1,416,148

Total shareholders’ equity (GAAP)	$166,531	$125,115	$116,271	$166,531	$116,271
Subtract: goodwill	(3,030)	(3,030)	(3,030)	(3,030)	(3,030)
Subtract: core deposit intangibles, net	(14,986)	(104)	(117)	(14,986)	(117)
Tangible common equity (Non-GAAP)	$148,515	$121,981	$113,124	$148,515	$113,124

Tangible common equity to tangible assets ratio	7.45%	8.43%	7.99%	7.45%	7.99%

Tangible Book Value Per Share
Tangible common equity (non-GAAP)	$148,515	$121,981	$113,124	$148,515	$113,124
Common shares outstanding, ending	8,974,102	6,296,705	6,263,102	8,974,102	6,263,102
Tangible book value per share	$16.48	$19.37	$18.06	$16.48	$18.06

(1) Non-GAAP financial measure.  See “Non-GAAP Financial Measures” and “Non-GAAP Reconciliations” for additional information and detailed calculations of adjustments.

(2) Capital ratios are for First Bank.

(3) Nonperforming assets are comprised of nonaccrual loans and other real estate owned.

(4) The tax rate utilized in calculating the tax benefit is 21%. Certain merger-related expenses were non-deductible.